Exhibit 10.5

May 31, 2018

VIA ELECTRONIC MAIL

Gail McIntyre

2526 Bruner Circle

Lansdale, PA 19446

Dear Gail:

As you are aware, Aravive Biologics, Inc. (“Aravive”) is contemplating a transaction under which Aravive will be merged into a subsidiary of a publicly-traded entity (the “Transaction”).

To encourage your continued employment with us during this transition period, we agree to the following severance terms.

Upon either your involuntary termination of employment other than due to death, disability or Cause (as defined below) or your resignation for Good Reason (as defined below) within the first twelve (12) months after consummation of the Transaction (a “Qualifying Termination”) you will also be eligible for a severance payment: payment equal to “twelve (12) months” pay. A “month’s pay” for this purpose is your monthly base salary plus 1/12th of your target annual bonus. In addition, if you elect continued health coverage under COBRA, you will also be eligible to receive up to twelve months of your premiums subject to certain limitations.

The severance payment, and COBRA payments are conditioned upon your execution of a release agreement that will be provided to you around the time the payment is to be made. The severance payment will be paid promptly after your release agreement becomes effective.

Of course, while you are employed by Aravive, your employment remains “at will” and you will continue to receive your salary.

If you resign before consummation of the Transaction you will not be eligible for severance or the COBRA payments.

This letter agreement does not provide for duplication (in whole or in part) of benefits with any other agreement. By signing below, you are waiving your rights under, and terminating those provisions of, any employment agreement or severance agreement with Aravive that provide for benefits upon a Qualifying Termination.

For purposes of this letter agreement “Cause”, shall be determined by the Board of Directors of Aravive in its sole discretion, and means: (i) your conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of material dishonesty against Aravive; (iii) your material breach of any written agreement between you and Aravive (including but not limited to a your Proprietary Information and Invention Agreement or any other restrictive covenant agreements) or material breach or material neglect of any statutory or fiduciary duty you owe to Aravive as reasonably determined by the CEO and Board, after having provided you with not less than thirty (30) days written notice of same and with the opportunity to cure of the same duration to the extent curable; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of your duties as reasonably determined by the CEO and the Board, in each case, after having provided the Participant with not less than thirty (30) days written notice of same and with the opportunity to cure of the same duration to the extent curable.

For purposes of this letter agreement “Resignation for Good Reason” means your resignation from all positions you then hold with Aravive within sixty (60) days following the occurrence of any of the following events taken without your written consent, provided you have given Aravive written notice of the event within thirty (30) days after the first occurrence of such event and Aravive has not cured such event, to the extent curable, within thirty (30) days thereafter:

(i)     A material diminution in your annual base salary (unless pursuant to a salary reduction program applicable generally to similarly situated employees of Aravive and its then parent entity);

(ii)     A material diminution in your authorities, duties, position or responsibilities; provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are substantially reduced from your prior authorities, duties or responsibilities;

(iii)     A relocation of your principal place of work to a location that is more than thirty (30) miles away from your principal place of work immediately prior to the closing date of the Transaction; or

(iv)     Any failure by the successor corporation in the Transaction to expressly assume the obligations under this letter agreement

We look forward to successfully completing the Transaction and your continued assistance with the Transaction.

Sincerely,

/s/ Ray Tabibiazar

Ray Tabibiazar
Chairman of the Board

ACCEPTED AND AGREED TO
ON THIS 31st DAY OF MAY, 2018

/s/ Gail McIntyre
GAIL MCINTYRE

September 24, 2018

VIA ELECTRONIC MAIL

Gail McIntyre

2526 Bruner Circle

Lansdale, PA 19446

Dear Gail:

As you are aware, Aravive Biologics, Inc. (“Aravive”) is contemplating a transaction under which a subsidiary of a publicly-traded entity will be merged into Aravive (the “Transaction”).

To encourage your continued employment with us during this transition period, we agreed to certain severance terms in a letter agreement that we and you executed on May 31, 2018 (the “May Letter Agreement”). In addition to the severance terms provided for in the May Letter Agreement, we also agree to the following:

Upon a Qualifying Termination (as defined in the May Letter Agreement, all option awards granted to you by us which carry a right to exercise and which are vested and exercisable as of the date of such Qualifying Termination (including by virtue of the provisions of the applicable equity plan) will remain outstanding until the earliest to occur of (x) the 12 month anniversary of your Qualifying Termination, and (y) the expiration of the term of such option awards, and such option awards automatically terminate on such date. The foregoing is conditioned upon your execution of a release agreement that will be provided to you around the time the payment is to be made.

If you resign before consummation of the Transaction you will not be eligible for the extended exercise period described above.

This letter agreement does not provide for duplication (in whole or in part) of benefits with any other agreement. By signing below, you are waiving your rights under, and terminating those provisions of, any employment agreement or severance agreement with Aravive that provide for benefits upon a Qualifying Termination.

We look forward to successfully completing the Transaction and your continued assistance with the Transaction.

Sincerely,

/s/ Ray Tabibiazar

Ray Tabibiazar
Chairman of the Board

ACCEPTED AND AGREED TO
ON THIS 24th DAY OF MAY, 2018

/s/ Gail McIntrye
GAIL MCINTYRE